Aviat Networks Appoints Andrew C. Schmidt as Chief Financial Officer
Bringing over 20 years of public company CFO experience, with public safety and software background, to strengthen Aviat’s global strategy

AUSTIN, Texas – December 3, 2025 – Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in wireless transport and access solutions, today announced the appointment of Andrew C. Schmidt as Senior Vice President and Chief Financial Officer, effective immediately. Mr. Schmidt will also serve as the Company’s Principal Accounting Officer.
Mr. Schmidt brings more than 25 years of senior financial leadership, including over 20 years as a public company CFO. Most recently, he served as CFO of Sientra, Inc., a Nasdaq-listed medical aesthetics company, where he successfully guided the company through the challenges of the COVID-19 pandemic and its subsequent sale in 2024.
From 2015 to 2020, Mr. Schmidt was CFO of Iteris, Inc., an intelligent transportation technology company serving primarily the U.S. public safety market, where he worked with over three thousand public agencies designing, building, and managing transportation systems at the U.S. local, state, and federal government levels. Before that, he served as CFO of Smith Micro Software, Inc., a broadband connectivity-focused software company. These experiences directly align with Aviat’s strategic goal of driving growth in public safety and increasing its mix of software sales.
“We are thrilled to welcome Andy to the Aviat team,” said Pete Smith, President and CEO of Aviat Networks. “Given his tremendous track record in U.S. public safety and software, he is exceptionally well suited to drive value for Aviat’s customers, shareholders, and employees. Andy’s more than 20 years of public company CFO experience will be instrumental as we scale to the next level of growth. I would also like to thank Andrew Fredrickson for stepping in as interim CFO.”
Mr. Schmidt holds a Master of Science in Accountancy from San Diego State University and a Bachelor of Business Administration in Finance from the University of Texas at Austin. He earned multiple academic honors and scholarships, including a full athletic scholarship. As a competitive swimmer, he achieved All-America status, won the U.S. National Championship, and represented the United States as a member of the USA National Swimming Team.
About Aviat Networks
Aviat is the leading expert in wireless transport and access solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on LinkedIn and Facebook.
Investor Relations Contact: Andrew Fredrickson, Aviat Networks, andrew.fredrickson@aviatnet.com